Exhibit 99.1

WELLPOINT REPORTS FIRST QUARTER 2010 RESULTS

•	Net income was $1.96 per share, including net investment gains of $0.04 per share, partially offset by an intangible asset impairment charge of $0.03 per share

•	Medical enrollment grew by 165,000 members in the quarter and exceeded 33.8 million as of March 31, 2010

•	Full year 2010 net income is expected to be at least $6.00 per share

Indianapolis, IN – April 28, 2010 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2010 net income was $876.8 million, or $1.96 per share, including net investment gains of $18.6 million after-tax, or $0.04 per share, partially offset by an intangible asset impairment charge totaling $13.7 million after-tax, or $0.03 per share. Net income in the first quarter of 2009 was $580.4 million, or $1.16 per share, and included net investment losses of $228.4 million after-tax, or $0.46 per share.

Excluding the intangible asset impairment charge and the net investment gains and losses in each period, first quarter 2010 adjusted net income was $871.9 million, an increase of 7.8 percent from adjusted net income of $808.8 million in the first quarter of 2009. On a per share basis, adjusted net income was $1.95 in the first quarter of 2010, compared with $1.62 in the prior year quarter (see page 12 for a reconciliation to the most directly comparable measures calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“We are pleased with our membership growth in the first quarter, which was higher than we anticipated. We have grown significantly in the National Accounts market this year, reflecting that large customers continue to be attracted to WellPoint’s broad and cost-effective provider networks, leading products and initiatives, and reliable customer service,” said Angela F. Braly, chair, president and chief executive officer.

“We are preparing for marketplace changes by taking strategic actions to drive even stronger future membership growth, enhance our services and create a lower cost structure. We are focused on optimizing medical costs and improving operational efficiencies while delivering innovative programs and products for our members,” added Braly.

“Our adjusted earnings increased by 7.8 percent in the quarter, due in part to a less severe flu season than we expected,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “We remain confident in our full year outlook and continue to utilize our capital to invest in our businesses and enhance returns for our shareholders.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment was 33.8 million members at March 31, 2010, a decrease of 724,000 members, or 2.1 percent, from approximately 34.6 million at March 31, 2009. Most of the decline occurred in the non-Blue business, which experienced a reduction of 548,000 members and included the transfer of the Company’s UniCare individual and group business in Texas and Illinois to another Blue Cross & Blue Shield carrier at the beginning of 2010.

Medical membership increased by 165,000, or 0.5 percent, during the first quarter of 2010. This was driven by market share gains of 536,000 in National Accounts and BlueCard business, an increase of 56,000 in the Federal Employees Program (“FEP”) and growth of 37,000 members in the Senior business. The growth was partially offset by a decline of 360,000 in non-Blue enrollment due to the transfer of business in Texas and Illinois, and continued economically-related attrition in the Blue-branded Local Group and Individual businesses.

Operating Revenue: Operating revenue totaled approximately $14.9 billion in the first quarter of 2010, a decrease of $430.0 million, or 2.8 percent, from $15.3 billion in the first quarter of 2009. Premium revenue declined by 2.1 percent primarily due to the decline in fully insured membership, which was largely attributable to the rise in unemployment during 2009. Other revenue also declined due to the Company’s sale of the NextRx pharmacy benefit management subsidiaries (“NextRx”) in the fourth quarter of 2009.

Benefit Expense Ratio: The benefit expense ratio was 81.8 percent in the first quarter of 2010, a decrease of 70 basis points from 82.5 percent in the first quarter of 2009. The decline was driven by the Local Group and State Sponsored businesses, and reflected a less severe flu season than the Company anticipated. The Company expects the benefit expense ratio to rise over the balance of 2010, due primarily to the seasonality of its Local Group and Individual product designs as more members fulfill deductibles towards the end of the calendar year. The Company also expects the benefit expense ratio for its Individual business to increase as a result of the delayed premium rate increases in California.

Premium and Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2010, underlying medical cost trend is projected to be in the range of 8.0 percent, plus or minus 50 basis points, in-line with the Company’s prior expectation. Unit cost increases continue to be the primary driver of overall medical cost trend.

The Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of March 31, 2010, was 43.4 days, an increase of 1.6 days from 41.8 days at December 31, 2009. The increase was driven primarily by the timing of pharmacy claims payments and a seasonal increase in claims payment cycle times. Medical claims reserves established at December 31, 2009, are developing favorably and are in-line with the Company’s expectation. Please see page 13 for prior period DCP metrics reclassified to conform to current period presentation.

SG&A Expense Ratio: The SG&A expense ratio was 14.8 percent in the first quarter of 2010, an increase of 20 basis points from 14.6 percent in the first quarter of 2009. The increase was due primarily to higher outside services costs and lower operating revenue, partially offset by lower selling costs and other operating expenses. Total SG&A expense in the first quarter of 2010 was 1.3 percent lower than in the first quarter of 2009 due in part to the Company’s strategic initiatives to reduce costs.

Impairment of Other Intangible Assets: During the first quarter of 2010, the Company decided to transfer certain membership using the UniCare provider network to a different provider network. Accordingly, the Company recorded a pre-tax impairment charge of $21.1 million for certain intangible assets associated with UniCare provider network contracts.

Operating Cash Flow: As expected, for the first quarter of 2010, the Company had a net cash outflow from operations of $322.9 million due to $1.2 billion of tax payments during the quarter related to the 2009 sale of NextRx. First quarter 2010 operating cash flow was also unfavorably impacted by claims run-out from the membership transfers in Texas and Illinois and a reduction in Medicare Part D Low-Income-Subsidy (“LIS”) enrollment. Operating cash flow totaled $1.2 billion in the first quarter of 2009.

Share Repurchase Program: Year-to-date through April 15, 2010, the Company repurchased 25.2 million shares of its common stock for approximately $1.6 billion, at an average price of $62.30 per share. As of April 15, 2010, the Company’s remaining Board-approved share repurchase authorization totaled approximately $2.3 billion. The Company will continue to evaluate future share repurchase activity subject to market and industry conditions.

Investment Portfolio & Capital Position: During the first quarter of 2010, the Company recorded net investment gains of $28.7 million pre-tax, consisting of net realized gains from the sales of securities totaling $48.4 million, partially offset by other-than-temporary impairments totaling $19.7 million. In the first quarter of 2009, the Company experienced net investment losses of $352.5 million pre-tax, resulting primarily from other-than-temporary impairment charges. As of March 31, 2010, the Company’s net unrealized gain position was $838.8 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $576.6 million and $262.2 million, respectively.

As of March 31, 2010, statutory capital levels in the Company’s insurance subsidiaries exceeded state regulatory levels by approximately $6.6 billion and Blue Cross and Blue Shield Association requirements by approximately $3.7 billion. Cash and investments at the parent company totaled $3.2 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including NextRx in the first quarter of 2009), FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2010	2009	Change
Operating Revenue
Commercial Business	$9,103.8	$9,367.5	(2.8)%
Consumer Business	4,013.1	4,035.4	(0.6)%
Other	1,751.8	1,895.8	(7.6)%

Total Operating Revenue	14,868.7	15,298.7	(2.8)%

Operating Gain (Loss)
Commercial Business	$978.4	$902.7	8.4%
Consumer Business	326.0	218.7	49.1%
Other	(17.7)	111.6	—

Total Operating Gain	1,286.7	1,233.0	4.4%

Operating Margin
Commercial Business	10.7%	9.6%	110 bp
Consumer Business	8.1%	5.4%	270 bp
Total Operating Margin	8.7%	8.1%	60 bp

Commercial Business: Operating gain for the Commercial Business segment was $978.4 million in the first quarter of 2010, an increase of 8.4 percent from $902.7 million in the first quarter of 2009. The increase in operating gain was driven by operating improvements in Local Group and reflected a less severe flu season than the Company expected in 2010. The Company expects the Commercial segment operating margin to decline over the balance of 2010 primarily due to the seasonality of its product designs.

Consumer Business: Operating gain for the Consumer Business segment was $326.0 million in the first quarter of 2010, an increase of 49.1 percent compared with $218.7 million in the first quarter of 2009. Results for the Company’s State Sponsored business improved due to operational changes, increased reimbursement levels for certain programs and a less severe flu season. The Company’s stand-alone Medicare Part D results also improved from the prior year quarter, which offset margin contraction in the Medicare Advantage program.

Other: The Other segment reported an operating loss of $17.7 million in the first quarter of 2010, compared with an operating gain of $111.6 million the first quarter of 2009. The decline in operating gain resulted predominantly from the sale of NextRx in the fourth quarter of 2009.

OUTLOOK

Full Year 2010:

•

Net income is expected to be at least $6.00 per share, including the first quarter net investment gains of $0.04 per share, partially offset by the first quarter intangible asset impairment charge of $0.03 per share. This outlook includes no net investment gains or losses or asset impairment charges beyond those recorded in the first quarter, and is subject to the Company’s ability to secure and maintain sufficient premium rates.

•	Year-end medical enrollment is now expected to be approximately 33.1 million members.

•	Operating revenue is now expected to total approximately $58.5 billion.

•	The benefit expense ratio is expected to be approximately 84.3 percent.

•	The SG&A expense ratio is now expected to be approximately 14.6 percent.

•

Operating cash flow is expected to be approximately $1.1 billion, and includes the unfavorable impacts of the tax payments related to the sale of NextRx, the claims run-out resulting from the membership transfers in Texas and Illinois and the reduction in LIS membership.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its first quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 123543. The replay will be available from 1:45 p.m. EDT today until the end of the day on May 12, 2010. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company, with approximately 34 million members in its affiliated health plans. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross Blue Shield or Empire Blue Cross Blue Shield (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	March 31, 2010	December 31, 2009	March 31, 2009	December 31, 2009	March 31, 2009
Medical Membership
Customer Type
Local Group	15,311	15,643	16,071	(2.1)%	(4.7)%

National Accounts	7,208	6,813	7,034	5.8%	2.5%
BlueCard	4,885	4,744	4,836	3.0%	1.0%

Total National	12,093	11,557	11,870	4.6%	1.9%

Individual	1,987	2,131	2,235	(6.8)%	(11.1)%
Senior	1,252	1,215	1,256	3.0%	(0.3)%
State Sponsored	1,745	1,733	1,742	0.7%	0.2%
FEP	1,447	1,391	1,385	4.0%	4.5%

Total Medical Membership	33,835	33,670	34,559	0.5%	(2.1)%

Funding Arrangement
Self-Funded	18,801	18,236	18,646	3.1%	0.8%
Fully-Insured	15,034	15,434	15,913	(2.6)%	(5.5)%

Total Medical Membership	33,835	33,670	34,559	0.5%	(2.1)%

Reportable Segment
Commercial	27,439	27,356	28,141	0.3%	(2.5)%
Consumer	4,949	4,923	5,033	0.5%	(1.7)%
Other	1,447	1,391	1,385	4.0%	4.5%

Total Medical Membership	33,835	33,670	34,559	0.5%	(2.1)%

Other Membership
Behavioral Health Membership	23,444	22,965	23,525	2.1%	(0.3)%
Life and Disability Membership	5,235	5,393	5,470	(2.9)%	(4.3)%
Dental Membership [1]	4,131	4,284	4,374	(3.6)%	(5.6)%
Managed Dental Membership [1]	4,311	3,949	—	9.2%	—
Vision Membership	3,368	3,088	2,782	9.1%	21.1%
Medicare Part D Membership	1,227	1,509	1,705	(18.7)%	(28.0)%

[1]

Dental Membership and Managed Dental Membership as of March 31, 2010, and December 31, 2009, includes DeCare members acquired on April 9, 2009. Managed Dental Membership includes DeCare members for which we provide administrative services only.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2010	2009	Change
Revenues
Premiums	$13,909.9	$14,203.2	(2.1)%
Administrative fees	952.9	941.5	1.2%
Other revenue	5.9	154.0	(96.2)%

Total operating revenue	14,868.7	15,298.7	(2.8)%

Net investment income	201.1	197.1	2.0%
Net realized gains (losses) on investments	48.4	(47.5)	NM	(1)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(27.9)	(305.0)	90.9%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	8.2	—	NM	(1)

Net other-than-temporary impairment losses recognized in income	(19.7)	(305.0)	93.5%

Total revenues	15,098.5	15,143.3	(0.3)%

Expenses
Benefit expense	11,381.4	11,724.4	(2.9)%
Selling, general and administrative expense
Selling expense	402.4	432.0	(6.9)%
General and administrative expense	1,798.2	1,796.9	0.1%

Total selling, general and administrative expense	2,200.6	2,228.9	(1.3)%
Cost of drugs	—	112.4	(100.0)%
Interest expense	99.4	116.1	(14.4)%
Amortization of other intangible assets	60.7	67.9	(10.6)%
Impairment of other intangible assets	21.1	—	NM	(1)

Total expenses	13,763.2	14,249.7	(3.4)%

Income before income taxes	1,335.3	893.6	49.4%

Income tax expense	458.5	313.2	46.4%

Net income	$876.8	$580.4	51.1%

Net income per diluted share	$1.96	$1.16	69.0%

Diluted shares	446.6	498.2	(10.4)%

Benefit expense as a percentage of premiums	81.8%	82.5%	(70	) bp
Selling, general and administrative expense as a percentage of total operating revenue	14.8%	14.6%	20	bp
Income before income tax expense as a percentage of total revenues	8.8%	5.9%	290	bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,526.2	$4,816.1
Investments available-for-sale, at fair value:
Fixed maturity securities	15,601.1	15,696.9
Equity securities	1,056.6	1,010.7
Other invested assets, current	19.3	26.5
Accrued investment income	170.7	172.8
Premium and self-funded receivables	3,298.6	3,281.0
Other receivables	1,038.1	879.5
Securities lending collateral	600.5	394.8
Deferred tax assets, net	481.6	523.8
Other current assets	1,323.8	1,268.6

Total current assets	27,116.5	28,070.7

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	229.6	230.4
Equity securities	31.9	32.5
Other invested assets, long-term	802.4	775.3
Property and equipment, net	1,144.5	1,099.6
Goodwill	13,265.7	13,264.6
Other intangible assets	8,177.8	8,259.3
Other noncurrent assets	412.5	393.0

Total assets	$51,180.9	$52,125.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,487.3	$5,450.5
Reserves for future policy benefits	59.4	62.6
Other policyholder liabilities	1,652.9	1,617.6

Total policy liabilities	7,199.6	7,130.7
Unearned income	1,117.7	1,050.0
Accounts payable and accrued expenses	2,686.7	2,994.1
Income taxes payable	380.8	1,228.7
Security trades pending payable	263.6	37.6
Securities lending payable	602.0	396.6
Current portion of long-term debt	759.9	60.8
Other current liabilities	1,800.2	1,775.2

Total current liabilities	14,810.5	14,673.7

Long-term debt, less current portion	7,630.4	8,338.3
Reserves for future policy benefits, noncurrent	663.8	664.6
Deferred tax liability, net	2,501.0	2,470.4
Other noncurrent liabilities	1,056.0	1,115.1

Total liabilities	26,661.7	27,262.1

Shareholders’ equity
Common stock	4.3	4.5
Additional paid-in capital	14,552.5	15,192.2
Retained earnings	9,795.6	9,598.5
Accumulated other comprehensive income	166.8	68.1

Total shareholders’ equity	24,519.2	24,863.3

Total liabilities and shareholders’ equity	$51,180.9	$52,125.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2010	2009

Operating activities
Net income	$876.8	$580.4
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) / losses on investments	(48.4)	47.5
Net other-than-temporary impairment losses recognized in income	19.7	305.0
(Gain) / Loss on disposal of assets	(0.5)	0.3
Deferred income taxes	40.2	(10.5)
Amortization, net of accretion	111.9	109.6
Depreciation expense	27.6	26.1
Impairment of other intangible assets	21.1	—
Share-based compensation	14.1	24.8
Excess tax benefits from share-based compensation	(21.6)	(0.7)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(279.8)	(486.1)
Other invested assets	7.0	13.8
Other assets	(74.5)	(7.5)
Policy liabilities	68.1	31.2
Unearned income	67.7	65.4
Accounts payable and accrued expenses	(288.8)	120.3
Other liabilities	(21.2)	16.8
Income taxes	(830.3)	347.1
Other, net	(12.0)	8.5

Net cash (used in) provided by operating activities	(322.9)	1,192.0

Investing activities
Purchases of fixed maturity securities	(1,642.1)	(2,051.0)
Proceeds from sales and maturities of fixed maturity securities	2,174.3	1,159.0
Purchases of equity securities	(37.4)	(31.3)
Proceeds from sales of equity securities	45.6	168.4
Purchases of other invested assets	(28.8)	(18.8)
Proceeds from sales of other invested assets	7.4	0.9
Changes in securities lending collateral	(205.4)	54.9
Purchases of subsidiaries, net of cash acquired	(0.3)	(1.1)
Purchases of property and equipment	(120.2)	(68.9)
Proceeds from sales of property and equipment	3.1	0.2
Other, net	(4.3)	(3.2)

Net cash provided by (used in) investing activities	191.9	(790.9)

Financing activities
Net issuances of commercial paper borrowings	0.1	—
Net repayment of commercial paper borrowings	—	(273.1)
Net proceeds from short-term borrowings	—	2.0
Proceeds from long-term borrowings	—	990.3
Repayment of long-term borrowings	(15.1)	(228.1)
Changes in securities lending payable	205.4	(54.9)
Changes in bank overdrafts	(50.8)	19.5
Repurchase and retirement of common stock	(1,388.4)	(681.2)
Proceeds from exercise of employee stock options and employee stock purchase plan	69.5	17.9
Excess tax benefits from share-based compensation	21.6	0.7

Net cash used in financing activities	(1,157.7)	(206.9)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(1.2)	—

Change in cash and cash equivalents	(1,289.9)	194.2
Cash and cash equivalents at beginning of period	4,816.1	2,183.9

Cash and cash equivalents at end of period	$3,526.2	$2,378.1

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Three Months Ended
	March 31, 2010	March 31, 2009	Change

Net income	$876.8	$580.4	51.1%
Add (net of tax):
Net investment losses, net of $124.1 million tax benefit	—	228.4
Impairment of other intangible assets, net of $7.4 million tax benefit	13.7	—
Subtract (net of tax):
Net investment gains, net of $10.1 million tax expense	(18.6)	—

Net adjustment items	(4.9)	228.4

Adjusted net income	$871.9	$808.8	7.8%

Diluted shares	446.6	498.2	(10.4)%

Net income per diluted share	$1.96	$1.16	69.0%
Adjusted net income per diluted share	$1.95	$1.62	20.4%

WellPoint, Inc.

Days in Claims Payable—Reclassified

(Unaudited)

The table below provides the Days in Claims Payable (“DCP”) metric for prior periods, reclassified to conform to current period presentation. The DCP metric was recalculated as a result of the reclassifications made to previously reported benefit expense.

	Reclassified DCP	Previously Reported DCP	Change

December 31, 2009	41.8	42.3	(0.5)

September 30, 2009	45.9	46.4	(0.5)

June 30, 2009	45.4	45.9	(0.5)

March 31, 2009	47.3	47.9	(0.6)

December 31, 2008	47.2	47.7	(0.5)

September 30, 2008	48.5	49.1	(0.6)

June 30, 2008	47.2	47.7	(0.5)

March 31, 2008	47.6	48.1	(0.5)

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon, funding risks with respect to revenue received from participation therein and CMS sanctions; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; decreased revenues, increased operating costs and potential customer and supplier losses and business disruptions that may be greater than expected following the close of the Express Scripts transaction; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.